Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of August 4, 2011, by and between USRG HOLDCO IX, LLC, a Delaware limited liability company (“Lender”), REG ALBERT LEA, LLC, an Iowa limited liability company (“Borrower”), and USRG MANAGEMENT COMPANY, LLC (“USRG”).

RECITALS

A. Borrower has requested Lender extend to Borrower a loan for the purpose of providing working capital to operate a biodiesel production facility located in Freeborn County, Minnesota (the “Plant”).

B. Lender has agreed to make a Loan (as defined below) to Borrower under this Agreement on the date on which all of the conditions set forth in Article III hereof have been satisfied by Borrower or waived by Lender (such date, the “Financial Closing Date”), with such Loan and all interest thereon being repayable by Borrower to Lender no later than the Maturity Date.

C. The Loan to be made to Borrower under this Agreement will be secured in the manner described herein.

D. Lender has agreed to make a Loan, provided that the terms set forth herein incorporate late payment penalties designed to offset payments and additional expenses Lender Affiliate (as defined below), USRG Power & Fuels Fund II, LP, would incur in the event of a Default (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making a loan to Borrower, Lender and Borrower agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. All capitalized terms used in this Agreement shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code as adopted in New York, as amended from time to time.

“Additional Fees” has the meaning provided in Section 2.01(b).

“Affiliates” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Agreement, as this Agreement may be amended, modified or supplemented from time to time, together with all exhibits and schedules attached to or made a part of this Agreement from time to time.

“Borrower” means REG Albert Lea, LLC, an Iowa limited liability company.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of the State of Minnesota.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loan, whether real or personal property, and whether granted in the form of a security interest, mortgage, assignment of rents, assignment, pledge, or any other security or lien interest whatsoever; whether created by law, contract or otherwise.

“Current Interest” means interest payable in such calendar month pursuant to this Agreement.

“Customer” shall mean, collectively, all Persons who purchase biodiesel or any other product (however characterized) directly or indirectly from Borrower, including Affiliates of Borrower, affiliated or third party intermediaries and residential, commercial, industrial and other end-users of such product (however characterized).

“Default” has the meaning provided in Section 3.01(l).

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum, calculated each day during which such rate shall apply, which shall on the first day be equal to eight percent (8%) in excess of the rate of interest under the Note, and then on each subsequent day be equal to five percent (5%) in excess of the rate of interest as computed on the prior day. For example, if the rate of interest under the Note is twelve percent (12%), the first day the Default Rate applies the rate would be twenty percent (20%), and the second day the Default Rate applies the rate would be twenty-five percent (25%)

“Deposit Account” means the account maintained by Borrower with First National Bank, Ames, Iowa.

“EBITDA” means for each calendar month, as determined based on financial statements prepared in accordance with GAAP, Borrower’s earnings before interest, tax, depreciation and amortization.

“Events of Default” has the meaning provided in Section 6.01.

“FC Loan” means the loan proceeds received by Borrower as assignee of SoyMor Biodiesel, LLC pursuant to the Agreement for Loan of Minnesota Investment Fund, dated as of July 18, 2006 by and between Freeborn County and SoyMor Biodiesel, LLC (as amended, amended and restated or otherwise modified from time to time).

“Financial Closing Date” means the date on which the conditions set forth in Article III have been satisfied or waived in accordance with Section 7.01.

“FMCF Loan” means the loan proceeds received by Borrower as assignee of SoyMor Biodiesel, LLC pursuant to that certain Loan Agreement dated July 1, 2005 between Freeborn-Mower Cooperative Services, Inc., a Minnesota cooperative corporation, and SoyMor Biodiesel, LLC (as the same may be amended, restated, amended and restated or otherwise modified from time to time).

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean that guaranty, dated as of the date hereof, given by Guarantor, pursuant to which Guarantor shall guarantee the prompt payment and performance of Borrower under the Note and this Agreement subject to the terms thereof.

“Guarantor” means Renewable Energy Group, Inc., a Delaware corporation.

“Hedging Agreement” means any interest rate swap, interest rate caps, interest rate collars or other similar agreements enabling a Person to fix or limit its interest expense or pursuant to any foreign exchange, currency hedging, commodity hedging, security hedging or other agreement enabling a Person to limit the market risk of holding currency, a security or a commodity in either the cash or futures markets.

“Indemnitee” has the meaning provided in Section 5.01(j).

“Inventory” means the Plant’s feedstock and chemicals used in the manufacturing of biodiesel.

“Lender” means USRG Holdco IX, LLC, a Delaware limited liability company, and its successors and assigns.

“Lender Fee” has the meaning provided in Section 2.01(a).

“Loan” means and includes the financial accommodations extended to Borrower by Lender pursuant to the terms of this Agreement.

“Loan Documents” means this Agreement, the Note, the Security Agreement, the Pledge Agreement, the Mortgage, and all other agreements, documents, instruments, and certificates of Borrower delivered to, or in favor of, Lender under this Agreement or in connection herewith or therewith.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower to Lender, arising pursuant to any of the Loan Documents, including, without limitation, the obligation of Borrower to repay the Loan, interest on the Loan, and all fees, costs, and expenses provided for in the Loan Documents.

“Material Adverse Effect” means any set of circumstances or events which: (i) has any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is material and adverse to the condition (financial or otherwise), business assets, operations, or property of Borrower; or (iii) materially impairs the ability of Borrower to perform the obligations under the Loan Documents.

“Mandatory Prepayment Date” means November 15, 2011; provided, however, that Lender may, in its sole discretion, extend this date to December 1, 2011 upon receipt of a written request of Borrower.

“Maturity Date” means December 15, 2011.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Mortgage” means that certain Mortgage of even date herewith, as amended, modified or supplemented from time to time, pursuant to which a mortgage interest shall be granted by Borrower to Lender in the Real Property to secure payment to Lender of the Loan Obligations.

“Note” has the meaning provided in Section 3.01(b).

“Permitted Liens” has the meaning provided in Section 5.02(b).

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all inventory, farm products, accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, commodity accounts, investment property, insurance proceeds and general intangibles of Borrower, whether now owned or hereafter acquired.

“Plant” means the biodiesel production facility owned by Borrower and located in Freeborn County, Minnesota.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, among Borrower, the Pledgor and Lender, pursuant to which the Pledgor pledges 100% of the equity interests in Borrower to Lender.

“Pledgor” means Renewable Energy Group, Inc, a Delaware corporation.

“Real Property” means that real property located in Freeborn County, Minnesota, owned by Borrower, upon which the Plant is located and which is described in Schedule 3.01(d).

“Restricted Payments” means any distributions, dividends, loans or advances to Borrower and Affiliates of Borrower; provided that, after all payments of Loan Obligations then due have been paid, and the financial statements of Borrower delivered pursuant to Section 5.01(c)(ii) hereof demonstrate compliance with the financial covenant set forth in Section 5.01(n) hereof for the month to which the payments relate, Borrower or an Affiliate of Borrower may make payments required under the Services Agreement.

“Sales Proceeds” means all proceeds from any sale, transfer or other disposition of biodiesel or any other product (however characterized) directly or indirectly from Borrower.

“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, assignment, pledge, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Services Agreement” means the Management and Operational Services Agreement, dated as of August 4, 2011, by and between Borrower and REG Services Group, LLC.

“Side Letter” means the Side Letter Agreement, dated as of August 4, 2011, by and between Borrower and Lender.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“WCC Loan” means the loan proceeds received by Borrower as assignee of SoyMor Biodiesel, LLC pursuant to the Loan Agreement, dated as of July 11, 2005 (as amended, amended and restated, modified or otherwise supplemented from time to time), among SoyMor Biodiesel, LLC and West Central Cooperative.

Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by Borrower with its obligations under this Agreement, Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

Section 2.01. Loan Fees. In consideration of the Loan to be made by Lender to Borrower, Borrower agrees to pay (a) Lender a fee of $500,000 payable on the Financial Closing Date (the “Lender Fee”) and (b) any and all additional fees paid by Lender for all administrative and other costs incurred in the Loan’s origination, including all costs, fees and expenses of legal counsel and other consultants (the “Additional Fees”). The Lender Fee and the Additional Fees shall be fully earned on the Financial Closing Date and shall not be refundable for any reason whatsoever. The Lender Fee shall be payable to USRG at the account listed on Schedule 2.01.

Section 2.02. Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender as of the date hereof the amount of $10,000,000. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Note.

Section 2.03. Maturity Date Default Interest. In addition to the rights and remedies set forth in this Agreement and notwithstanding the Note, if Borrower fails to make the required payment to Lender on the Maturity Date, then the unpaid principal balance of the Loan, including any accrued interest, shall automatically bear interest at the Default Rate. As a further addition to the rights and remedies set forth in this Agreement and the Note, if Borrower fails to make the required payment to Lender on the Maturity Date, Borrower agrees to pay Lender, without further notice or demand, (i) an additional amount of $1,000,000 and (ii) $500,000 on every fifth day thereafter until all Loan Obligations are paid. The rights and remedies provided for in this section shall only be available to Lender in the event of nonpayment by Borrower upon the Maturity Date, and not in the event of maturity of the Loan by reason of acceleration or otherwise.

Section 2.04. Late Charge. If any payment of interest due under the Note prior to the Maturity Date is not paid within ten (10) days of the due date thereof, Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.05. Prepayment of Loan.

(a) Optional Prepayment. Borrower may, at anytime and from time to time, upon ten (10) days advance written notice to Lender, prepay the outstanding amount of the Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium.

(b) Mandatory Prepayment. On the Mandatory Prepayment Date and on the Monday of each week thereafter, Borrower shall be required to prepay to Lender an amount equal to cash or cash equivalents available in excess of $250,000 as determined by the most recent report of Borrower’s operations delivered pursuant to Section 5.01(c)(i) hereof.

Section 2.06. No Reborrowings. Any portion of the Loan repaid or prepaid may not be reborrowed.

Section 2.07. Withholding and Other Taxes. If any withholding or deduction from any payment to be made by Borrower under this Agreement is required in respect of any taxes pursuant to any applicable law, rule or regulation, Borrower will: (a) pay to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and (c) make such payment to Lender net any such withholding deduction.

Section 2.08. Payments and Computations.

(a) Method of Payment. All payments of principal, interest, and other amounts to be made by Borrower under the Loan Documents (with the exception of the Lender Fee) shall be made to Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 3:00 P.M. (central standard time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) to account number 112863958 in the name of USRG Holdco IX, LLC at City National Bank (ABA#122016066). Borrower shall, at the time of making each such payment, specify to Lender the sums payable under the Loan Documents to which such payment is to be applied, and in the event that Borrower fails to so specify or if an Event of Default exists, Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its reasonable discretion.

(b) Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its reasonable discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d) Proceeds of Collateral. All proceeds received by Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of Lender hereunder, and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, and all other obligations of Lender to Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by Borrower or as otherwise determined by applicable law or applicable court order.

(e) Computations. All computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.09. Maximum Amount Limitation. Anything in this Agreement, the Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Note or any of the Loan Obligations, or ever be required to pay interest on the Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, the Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, the Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to Lender under this Agreement, the Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Note, be either refunded to Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Lender under the Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading over the period of the Loan evidenced by the Note, and any renewals thereof, all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the

Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Funding. The obligations of Lender to make the Loan are subject to the conditions precedent that Lender shall have received the following, in form and substance satisfactory to Lender:

(a) this Agreement, duly executed by Borrower and Lender;

(b) Borrower shall have delivered to Lender a promissory note duly executed by Borrower evidencing the Loan substantially in the form of Exhibit A hereto (the “Note”);

(c) the Mortgage, fully executed and notarized, to secure the Loan encumbering on a first lien basis the fee interest of Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(c);

(d) a Security Agreement duly executed by Borrower and in a form as provided by Lender by which security agreement Lender is granted a security interest by Borrower in the Collateral;

(e) the Guaranty duly executed by Guarantor;

(f) financing statements in form and content reasonably satisfactory to Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the security interests created by the Security Agreement and Pledge Agreement; and

(g) a deposit account control agreement for the Deposit Account kept and maintained by Borrower.

(h) a title insurance policy issued in favor of Lender by Commonwealth Land Title Insurance Company in form and substance reasonably satisfactory to Lender;

(i) the Pledge Agreement, duly executed by Borrower, Pledgor and Lender;

(j) a duly executed certificate of an authorized officer of Borrower certifying that each representation and warranty of Borrower and each other Person that is party to a Loan Document in each Loan Document to which it is a party shall be true and correct in all material respects as of the date that all conditions in this Article III (other than this subsection) have been satisfied or waived in writing by Lender;

(k) a duly executed certificate of an authorized officer of Borrower certifying that no event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default (any such event or condition, a “Default”) or Event of Default shall have occurred and be continuing;

(l) the Services Agreement, duly executed by Borrower and REG Services Group, LLC;

(m) Lender shall have received for its own account the Lender Fee and the Additional Fees due and payable (including reasonable costs, fees and expenses of legal counsel);

(n) Lender shall have received evidence, in form and substance acceptable to Lender, of (1) the subordination of the WCC Loan and FC Loan and (2) the payoff of the FMCF Loan; and

(o) the Side Letter, duly executed by Borrower and Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower. Borrower is a limited liability company duly organized and validly existing under the laws of the State of Iowa. Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.

(b) The Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents are within Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreement of Borrower; or (ii) any law or any contractual restriction binding on or affecting Borrower the failure to comply with which may have a Material Adverse Effect and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its properties.

(c) Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which Borrower is a party or by which it or any of its property may be bound or affected, is necessary in connection with the acquisition and operation of the Plant, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interests granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder and except as such that are not materially required for the operation of the Plant.

(d) Enforceability. This Agreement is, and each other Loan Document to which Borrower is a party when delivered will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Liens. Except as created by the Loan Documents and Permitted Liens, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of Borrower, which secures debt of any Person.

(f) Taxes. Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on Borrower’s books therefore.

(g) Title to Properties. Borrower has such title in and to the Real Property owned by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property.

(h) Solvency. Borrower is now and, after giving effect to the making of the Loan, will be, solvent.

(i) No Material Adverse Effect. Since June 8, 2011, no event, development or circumstance has occurred that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

ARTICLE V.

COVENANTS OF BORROWER

Section 5.01. Affirmative Covenants. So long as any Loan Obligations remain unpaid, Borrower shall, unless Lender shall otherwise consent in advance in writing:

(a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, and pay before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

(b) Visitation Rights; Field Examination. At any reasonable time during normal business hours and from time to time, permit Lender or its representatives, to, at Borrower’s expense, (i) examine and make copies of and abstracts from the records and books of account of Borrower, and (ii) enter onto the property of Borrower to conduct unannounced field examinations and collateral inspections, with such frequency as Lender in its reasonable discretion may deem appropriate, and (iii) discuss the affairs, finances, and accounts of Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above.

(c) Reporting Requirements. Furnish to Lender:

(i) Beginning on the Monday of the first (1st) week following the date hereof, and continuing each week thereafter, a report of Borrower operations, including all current asset and liability balances. For purposes of this Agreement, current assets and liabilities shall mean cash, accounts receivable, inventory (with detail including, but not limited to, the book value of biodiesel feedstock inventory), the current market value of biodiesel available by Borrower for sale and accounts payable, and shall be reported as of Wednesday of the prior week;

(ii) Beginning with the first (1st) month following the date hereof, as soon as available but in no event later than thirty (30) days after the end of each month, unaudited monthly financial statements of Borrower, in each case prepared in accordance with GAAP in all material respects consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of Borrower is conducted (to the extent not inconsistent with GAAP);

(iii) promptly, upon the occurrence of an Event of Default, notice of such Event of Default;

(iv) such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request;

(v) promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting Borrower which, if determined adversely, could have a Material Adverse Effect on Borrower;

(vi) promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on Borrower.

(d) Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of Borrower, which secures debt of any Person, except for the security interests of the Security Agreement and Permitted Liens.

(e) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates. All such policies insuring any collateral for Borrower’s obligations to

Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance reasonably acceptable to Lender.

(f) Property Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance.

(g) Deposit Account. (i) Maintain its Deposit Account in which it shall have granted Lender a first priority security interest at First National Bank, Ames, Iowa at all times during the term of this Agreement, over which Lender shall have “control” as such term is defined in the UCC. Borrower shall also grant a first priority perfected security interest in the Deposit Account and shall enter into all documentation and perform all acts reasonably requested by Lender and its counsel to vest control over the Deposit Account in Lender for purposes of perfecting Lender’s security interest therein.

(ii) Cause each Customer or REG Marketing & Logistics Group, LLC to make all payment of all Sales Proceeds due and payable to Borrower directly to the Deposit Account.

(h) Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loan and to perfect all Security Interests.

(i) Maintenance of Existence. Preserve, renew and keep in full force and effect its limited liability company existence in the State of Iowa and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(j) Indemnification. Defend, indemnify, pay and hold harmless, Lender and its affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee”), from and against any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including environmental claims), reasonable costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any hazardous materials), reasonable expenses and reasonable disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity) incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement, the Guaranty, or any Loan Document or the transactions contemplated hereby or thereby or (b) any environmental claim against or any hazardous materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower.

(k) Security Interest. Take, or cause to be taken, all actions required by the Security Agreement, the Pledge Agreement and the Mortgage to create, attach, perfect, protect, preserve, and maintain as first priority Liens the Liens on the collateral granted, or purported to be granted, under the Loan Documents in favor of Lender, subject to no liens other than Permitted Liens.

(l) Use of Loan Proceeds. Apply all Loan proceeds towards the purchase of Inventory.

(n) Financial Condition Covenant. Commencing September 30, 2011, maintain, as of the last day of each calendar month, an EBITDA to Current Interest ratio of not less than 1.5 to 1.0.

Section 5.02. Negative Covenants. So long as any of the Loan Obligations remain unpaid, Borrower will not, without the prior written consent of Lender:

(a) Liens, etc. Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any debt of any Person, other than the permitted liens listed below (the “Permitted Liens”):

(i) those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii) liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole discretion; or

(iii) the liens or security interests of Lender in the Security Agreement, Mortgage or otherwise; or

(iv) liens for taxes, assessments, or other governmental charges that are not more than thirty (30) days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v) liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles; or

(vi) liens resulting from good faith deposits to secure payments of workers’ compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of debt); or

(vii) any attachment or judgment lien not constituting an Event of Default; or

(viii) liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or

(xi) liens for purchase money security interest in equipment and vehicles or any other property acquired or held in the ordinary course of business not to exceed an aggregate amount of $500,000.00 per year or $200,000.00 for a single purchase.

(b) Indebtedness, etc. Create, incur, assume or suffer to exist any debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, except: (i) the liabilities of Borrower to Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than debt) arising in the ordinary course of Borrower’s business; (iii) debt to which Lender has consented in writing and with regard to which Lender has received, if it deems appropriate, a duly executed subordination agreement in form and substance acceptable to Lender in its reasonable discretion; (iv) the liabilities of Borrower constituting Permitted Liens, (v) contracts or agreements arising in the ordinary course of Borrower’s business; (vi) debt under a Hedging Agreement; or (vii) debt to Guarantor pursuant to a promissory note dated on or about the date hereof in the original principal amount of $670,000.

(c) Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person.

(e) Amendments to Organizational Documents. Amend its articles of organization, operating agreement or any other organizational document in any material respect without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.

(f) Restricted Payments. Make any Restricted Payments.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default. Each of the following events shall be an “Event of Default”:

(a) Payment Obligations. Borrower shall fail to pay when due any amount of principal of, or within five (5) days after same becomes due, interest on any Loan Obligations; or any fee or other amount payable hereunder or under any of the other Loan Documents; or

(b) Breach of Representation. Any representation or warranty made by Borrower or Guarantor, or any of its officers or directors under or in connection with any Loan Document or the Guaranty shall prove to have been incorrect in any material respect when made; or

(c) Breach of Covenants. Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) and (b) of this section) on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrower by Lender; or

(d) Insolvency. Borrower or Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or Guarantors seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or Borrower or Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(e) Change of Ownership. Borrower shall dissolve, merge, consolidate with other Persons, or suspend or discontinue doing business.

Section 6.02. Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, Lender:

(a) may accelerate the due date of the unpaid principal balance of the Note, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower;

(b) may, by written notice to Borrower, obtain the appointment of a receiver to take possession of all Collateral of Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(c) may exercise all other rights and remedies afforded to Lender under the Loan Documents or by applicable law or equity.

Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Amendments, etc. No amendment or waiver of any provision of any Loan Document to which Borrower is a party, nor any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Lender and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to Borrower:	REG Albert Lea, LLC
c/o Renewable Energy Group, Inc.
416 S. Bell Ave., P.O. Box 888
Ames, Iowa 50010
Attn: President
Fax: (515) 239-8009

With a copy to:	Wilcox, Polking, Gerken,
Schwarzkopf & Copeland, P.C.
115 E. Lincolnway, Suite 200
Jefferson, Iowa 50129-2149
Attn: John Gerken
Fax: (515) 386-8531

If to Lender:	USRG Holdco IX, LLC
c/o US Renewables Group, LLC
10 Bank Street
White Plains, NY 10606
Fax: (914) 206-3509
Attn: Jonathan Koch, Managing Director
Telephone: (914) 390-9620
Fax: (914) 206-3509

With a copy to:	US Renewables Group, LLC
2425 West Olympic Blvd., Suite 4050 West
Santa Monica, CA 90404
Attn: Derek Bacon, Chief Financial Officer
Telephone: (310) 586-3920

If to USRG:	USRG Management Company, LLC
2425 Olympic Blvd,
Suite 4050 West
Santa Monica, CA 90404

With a copy to:	c/o US Renewables Group, LLC
10 Bank Street
White Plains, NY 10606
Fax: (914) 206-3509
Attn: Jonathan Koch, Managing Director
Telephone: (914) 390-9620

All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (c) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.

Section 7.03. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.05. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns, except that Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.06. Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 7.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.08. Survival. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid.

Section 7.09. WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING

TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.10. Entire Agreement. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

Section 7.11. Assignment. Borrower shall not be permitted to transfer any of its rights, benefits and obligations hereunder without the prior written consent of Lender.

{SIGNATURE PAGE TO FOLLOW}

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER:

REG ALBERT LEA, LLC
an Iowa limited liability company

/s/ Daniel J. Oh
By:	Daniel J. Oh
Its:	President

LENDER:
USRG HOLDCO IX, LLC, a Delaware limited liability company

By:	USRG MANAGEMENT COMPANY, LLC

By:
Name:
Title: Managing Director

By:	USRG POWER & BIOFUELS FUND II GP, LLC

By:
Name:
Title: Manager

SOLELY FOR PURPOSES OF SECTION 2.01 OF THE AGREEMENT,

USRG:
By:	USRG MANAGEMENT COMPANY, LLC

By:
Name:
Title: Managing Director

{SIGNATURE PAGE TO LOAN AGREEMENT}